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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 25, 1997, in the Registration Statement (Amendment No. 1 to Form S-4) of Doskocil Manufacturing Company, Inc. Senior Subordinated Notes due 2007 and related Prospectus of Doskocil Manufacturing Company, Inc. filed with the Securities Exchange Commission.

We also consent to the use of our report dated January 30, 1997 related to the financial statements of Dogloo, Inc., in the Registration Statement (Amendment No. 1 to Form S-4) of Doskocil Manufacturing Company, Inc. Senior Subordinated Notes due 2007 and related Prospectus of Doskocil Manufacturing Company, Inc. filed with the Securities Exchange Commission.


                                             /s/ ERNST & YOUNG LLP


Dallas, Texas
December 2, 1997